Exhibit 99.1

                                  PRESS RELEASE


Globix Obtains Bondholder Consent to Sell Surplus New York City Data Center Facility

New York - October 20, 2003 - Globix Corporation, (OTC: GBXX) a leading provider of managed Internet applications and infrastructure services, today announced it has received the consent of the holders of a majority of the company's 11% Senior Notes to sell its property located at 415 Greenwich Street in New York, New York to Heritage Partners for $60 million in cash. The transaction is subject to various closing conditions. The company expects to use the net proceeds to purchase a portion of the 11% Senior Notes, to pay for the recapture of historic tax credits and for working capital.

"This transaction allows Globix to reduce debt and operating expenses," said Pete Stevenson Globix's CEO.

Following completion of the sale, the company expects to consolidate its New York City-based operations in the company's headquarters at 139 Centre Street.

About Globix:
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Globix (http://www.Globix.com) is a leading provider of managed Internet infrastructure services for business clients. Globix delivers applications and services via its secure Data Centers, high-performance global Tier 1 IP backbone, content delivery network, and its technical professionals. Globix provides businesses with technology resources and the ability to deploy, manage and scale mission-critical Internet-based operations for optimum performance and cost efficiency. Globix has operations in New York, London, Santa Clara and Atlanta.

Press Contacts:
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Michael van Dijken
212-334-8500
mvandijken@globix.com
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